SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 3)



                                SUN BANCORP, INC.
             -------------------------------------------------------
                                (Name of Issuer)


                     Common Stock $1.00 Par Value Per Share
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   86663B 10 2
             -------------------------------------------------------
                                 (CUSIP Number)



                               December 31 , 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]     Rule 13d-1(b)

[_]     Rule 13d-1(c)

[X]     Rule 13d-1(d)

----------------------------- ----------------------- --------------------------

CUSIP No.  8666B 10 2                   13G           Page 2 of 14 Pages
----------------------------- ----------------------- --------------------------

--------------------- ----------------------------------------------------------

          1           NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Bernard A. Brown

--------------------- ----------------------------------------------------------

          2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_]

                             (b) [_]
                      N/A
--------------------- ----------------------------------------------------------

          3           SEC USE ONLY


--------------------- ----------------------------------------------------------

          4           CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States
--------------------- ----------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF
                                  376,103 Shares
        SHARES

     BENEFICIALLY          6    SHARED VOTING POWER

       OWNED BY                   2,526,098 Shares

         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                   1,511,498 Shares

     PERSON WITH           8    SHARED DISPOSITIVE POWER

                                  2,526,098 Shares

--------------------- ----------------------------------------------------------

          9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                3,661,493 Shares

--------------------- ----------------------------------------------------------

         10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES   [_]

                      N/A
--------------------- ----------------------------------------------------------

         11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                31.323%

--------------------- ----------------------------------------------------------

         12           TYPE OF REPORTING PERSON

                      IN
--------------------- ----------------------------------------------------------

----------------------------- ----------------------- --------------------------

CUSIP No.  8666B 10 2                   13G           Page 3 of 14 Pages
----------------------------- ----------------------- --------------------------

--------------------- ----------------------------------------------------------

          1           NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Shirley G. Brown

--------------------- ----------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [_]

                                      (b) [_]
                        N/A
--------------------- ----------------------------------------------------------

          3             SEC USE ONLY

--------------------- ----------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
--------------------- ----------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF
                                  --
        SHARES

     BENEFICIALLY          6    SHARED VOTING POWER

       OWNED BY                   615,328 Shares

         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                   --

     PERSON WITH           8    SHARED DISPOSITIVE POWER

                                  615,328 Shares
--------------------- ----------------------------------------------------------

          9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                 615,328 Shares
--------------------- ----------------------------------------------------------

         10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES    [_]

                      N/A
--------------------- ----------------------------------------------------------

         11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    5.83%

--------------------- ----------------------------------------------------------

         12           TYPE OF REPORTING PERSON

                      IN
--------------------- ----------------------------------------------------------

----------------------------- ----------------------- --------------------------

CUSIP No.  8666B 10 2                   13G           Page 4 of 14 Pages
----------------------------- ----------------------- --------------------------

--------------------- ----------------------------------------------------------

          1           NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 21-0608702

                      Vineland Construction Company

--------------------- ----------------------------------------------------------

          2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]

                                      (b) [_]
                        N/A
--------------------- ----------------------------------------------------------

          3             SEC USE ONLY

--------------------- ----------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        New Jersey
--------------------- ----------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF
                                        1,270,372 Shares
        SHARES

     BENEFICIALLY          6    SHARED VOTING POWER

       OWNED BY                         --

         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                         1,270,372 Shares

     PERSON WITH           8    SHARED DISPOSITIVE POWER

                                        --

--------------------- ----------------------------------------------------------
                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                        1,270,372 Shares

--------------------- ----------------------------------------------------------

         10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES    [_]

                        N/A
--------------------- ----------------------------------------------------------

         11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     12.037%

--------------------- ----------------------------------------------------------

         12           TYPE OF REPORTING PERSON

                      CO
--------------------- ----------------------------------------------------------

----------------------------- ----------------------- --------------------------

CUSIP No.  8666B 10 2                   13G           Page 5 of 14 Pages
----------------------------- ----------------------- --------------------------

--------------------- ----------------------------------------------------------


                    1 NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 51-0296423

                      NFI Capital Corp.

--------------------- ----------------------------------------------------------

                    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]

                          (b) [_]
                      N/A
--------------------- ----------------------------------------------------------

                    3 SEC USE ONLY

--------------------- ----------------------------------------------------------

                    4 CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
--------------------- ----------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF
                                        81,073 Shares
        SHARES

     BENEFICIALLY          6    SHARED VOTING POWER

       OWNED BY                         --

         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                         81,073 Shares

     PERSON WITH           8    SHARED DISPOSITIVE POWER

                                        --

--------------------- ----------------------------------------------------------

                    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                        81,073 Shares

--------------------- ----------------------------------------------------------

                   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES  [_]

                                       N/A

--------------------- ----------------------------------------------------------

                   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     0.768%

--------------------- ----------------------------------------------------------

                   12 TYPE OF REPORTING PERSON

                      CO
--------------------- ----------------------------------------------------------

----------------------------- ----------------------- --------------------------

CUSIP No.  8666B 10 2                   13G           Page 6 of 14 Pages
----------------------------- ----------------------- --------------------------

----------------------- --------------------------------------------------------

                      1 NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                        (ENTITIES ONLY) # 22-6083927

                        THE BROWN FOUNDATION

--------------------- ----------------------------------------------------------

                    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]

                              (b) [_]
                      N/A
--------------------- ----------------------------------------------------------

                    3 SEC USE ONLY

--------------------- ----------------------------------------------------------

                    4 CITIZENSHIP OR PLACE OF ORGANIZATION

                      New Jersey
--------------------- ----------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF
                                       183,223 Shares
        SHARES

     BENEFICIALLY          6    SHARED VOTING POWER

       OWNED BY                         --

         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                        183,223 Shares

     PERSON WITH           8    SHARED DISPOSITIVE POWER

                                        --
--------------------- ----------------------------------------------------------
                    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                        183,223 Shares

--------------------- ----------------------------------------------------------

                   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES [_]

                      N/A
--------------------- ----------------------------------------------------------

                   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     1.736%

--------------------- ----------------------------------------------------------

                   12 TYPE OF REPORTING PERSON

                      OO
--------------------- ----------------------------------------------------------

----------------------------- ----------------------- --------------------------

CUSIP No.  8666B 10 2                   13G           Page 7 of 14 Pages
----------------------------- ----------------------- --------------------------

--------------------- ----------------------------------------------------------

                    1 NAME OF REPORTING PERSONS

                      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) #090241339

                      The Grantor Retained Annuity Trust II

--------------------- ----------------------------------------------------------

                    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_]

                           (b) [_]
                      N/A
--------------------- ----------------------------------------------------------

                    3 SEC USE ONLY

--------------------- ----------------------------------------------------------

                    4 CITIZENSHIP OR PLACE OF ORGANIZATION

                      New Jersey
--------------------- ----------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF
                                        43,034 Shares
        SHARES

     BENEFICIALLY          6    SHARED VOTING POWER

       OWNED BY                         --

         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                         43,034 Shares

     PERSON WITH           8    SHARED DISPOSITIVE POWER

                                        --
--------------------- ----------------------------------------------------------

                    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                        43,034 Shares

--------------------- ----------------------------------------------------------

                   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES [_]

                      N/A
--------------------- ----------------------------------------------------------

                   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                     .4078%

--------------------- ----------------------------------------------------------

                   12 TYPE OF REPORTING PERSON

                      OO
--------------------- ----------------------------------------------------------

----------------------------- ----------------------- --------------------------

CUSIP No.  8666B 10 2                   13G           Page 8 of 14 Pages
----------------------------- ----------------------- --------------------------

----------------------- --------------------------------------------------------

                      1 NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                        ONLY) #090241339

                        The 2001 Grantor Retained Annuity Trust

--------------------- ----------------------------------------------------------

                    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [_]

                              (b) [_]
                      N/A
--------------------- ----------------------------------------------------------

                    3 SEC USE ONLY

--------------------- ----------------------------------------------------------

                    4 CITIZENSHIP OR PLACE OF ORGANIZATION

                      New Jersey
--------------------- ----------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF
                                       300,393 Shares
        SHARES

     BENEFICIALLY          6    SHARED VOTING POWER

       OWNED BY                        --

         EACH              7    SOLE DISPOSITIVE POWER

      REPORTING                        300,393 Shares

     PERSON WITH           8    SHARED DISPOSITIVE POWER

                                       --
--------------------- ----------------------------------------------------------

                    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                                       300,393

--------------------- ----------------------------------------------------------

                   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES [_]

                      N/A
--------------------- ----------------------------------------------------------

                   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      2.85%

--------------------- ----------------------------------------------------------

                   12 TYPE OF REPORTING PERSON

                      OO
--------------------- ----------------------------------------------------------

Item 1(a). Name of Issuer:
-------------------------

     Sun  Bancorp, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
----------------------------------------------------------

     226 Landis Avenue, Vineland, New Jersey 08360

Item 2(a). Name of Person Filing:
--------------------------------

     Bernard A. Brown, Shirley G. Brown and Vineland Construction Company. Bernard and Shirley Brown are husband and wife, and each own 50 percent of Vineland Construction Company. NFI Capital Corp. is a Delaware Corporation of which Mr. Brown is President. The Brown Foundation is a private tax-exempt entity of which Mr. Brown is a Trustee and Fund Manager. The 2001 Grantor Retained Annuity Trust and the Grantor Retained Annuity Trust II were organized by Bernard A. Brown under the name of Shirley Brown.

Item 2(b). Address of Principal Business Office or, if None, Residence:
----------------------------------------------------------------------

     71 West Park Avenue, Vineland, New Jersey 08360

Item 2(c). Citizenship:
----------------------

     Mr. and Mrs. Brown are citizens of the United States. Vineland Construction Company is a New Jersey corporation. NFI Capital Corp. is a Delaware Corporation. The Brown Foundation is a private, tax-exempt foundation registered in New Jersey. The 2001 Grantor Retained Annuity Trust and the Grantor Retained Annuity Trust II were organized by Bernard A. Brown under the laws of the State of New Jersey.

Item 2(d). Title of Class of Securities:
---------------------------------------

     Common Stock, $1.00 par value per share.

Item 2(e). CUSIP Number:
-----------------------

     86663B 10 2

Item 3.
-------

     Not Applicable.

Item 4. Ownership:
-----------------

     The following information relates to the reporting persons' ownership as of December 31, 2001.

(a)      Amount beneficially owned:
                  Mr. Brown
                  ---------
                  3,661,493 shares *

                  Mrs. Brown
                  ----------
                  615,328 shares **

                  Vineland Construction Company
                  -----------------------------
                  1,270,372 shares

                  NFI Capital Corp.
                  -----------------
                  81,073 shares

                  The Brown Foundation
                  --------------------
                  183,223 shares

                  The Grantor Retained Annuity Trust II
                  -------------------------------------
                  43,034 shares

                  The 2001 Grantor Retained Annuity Trust
                  ---------------------------------------
                  300,393 shares

         (b)      Percent of Class:

                  Mr. Brown
                  ---------
                  31.323%

                  Mrs. Brown
                  ----------
                  5.83%

                  Vineland Construction Company
                  -----------------------------
                  12.037%

                  NFI Capital Corp.
                  -----------------
                  0.768%

                  The Brown Foundation
                  --------------------
                  1.736%

                  The Grantor Retained Annuity Trust II
                  -------------------------------------
                  .4078%

                  The 2001 Grantor Retained Annuity Trust

                  2.85%

(b)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           376,103 shares

                           Mrs. Brown
                           ----------
                           --

                           Vineland Construction Company
                           -----------------------------
                           1,270,372 shares

                           NFI Capital Corp.
                           -----------------
                           81,073 shares

                           The Brown Foundation
                           --------------------
                           183,223 shares

                           The Grantor Retained Annuity Trust II
                           -------------------------------------
                           43,034 shares

                           The 2001 Grantor Retained Annuity Trust
                           ---------------------------------------
                           300,393 shares

                  (ii)     Shared power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           2,526,098 shares *

                           Mrs. Brown
                           ----------
                           615,328 shares **

                           Vineland Construction Company
                           -----------------------------
                           --

                           NFI Capital Corp.
                           -----------------
                           --

                           The Brown Foundation
                           --------------------
                           --

                           The Grantor Retained Annuity Trust II
                           -------------------------------------
                           --

                           The 2001 Grantor Retained Annuity Trust
                           ---------------------------------------
                           --

                  (iii)    Sole power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           1,511,498 shares***

                           Mrs. Brown
                           ----------
                           --

                           Vineland Construction Company
                           -----------------------------
                           1,270,372 shares

                           NFI Capital Corp.
                           -----------------
                           81,073 shares

                           The Brown Foundation
                           --------------------
                           183,223 shares

                           The Grantor Retained Annuity Trust II
                           -------------------------------------
                           43,034

                           The 2001 Grantor Retained Annuity Trust
                           ---------------------------------------
                           300,393

                  (iv) Shared power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           2,526,098 shares *

                           Mrs. Brown
                           ----------
                           615,328 shares **

                           Vineland Construction Company
                           -----------------------------
                           --

                           NFI Capital Corp.
                           -----------------
                           --

                           The Brown Foundation
                           --------------------
                           --

                           The Grantor Retained Annuity Trust II
                           --

                           The 2001 Grantor Retained Annuity Trust
                           --


------------------
* Includes shares held by Shirley G. Brown, Vineland Construction Company, NFI Capital Corp., The Brown Foundation, The Grantor Retained Annuity Trust II and the 2001 Grantor Retained Annuity Trust.

** Includes shares held by The Grantor Retained Annuity Trust II and The 2001 Grantor Retained Annuity Trust.

*** Includes 1,135,395 shares underlying options which are exercisable within 60 days of December 31, 2001.


Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------

         Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------

         Not Applicable.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
--------------------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company or Control
         -------------------------------------------------------------------
         Person:
         ------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
-------------------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group:
---------------------------------------

         Not Applicable.

Item 10. Certification:
-----------------------

         Not Applicable.

Exhibits
--------

99.1     Joint Filing Agreement*

* Incorporated by reference to identically numbered exhibit to the Schedule 13G filed by the parties on February 13, 1998.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: February 25,  2002                        /s/Bernard A. Brown
                                                --------------------------------
                                                Bernard A. Brown